Exhibit 99.1
Contact: Ray Wallin
Micrel, Incorporated
2180 Fortune Drive
San Jose, CA 95131
Phone: (408) 944-0800
Press Release
MICREL REPORTS 2013 SECOND QUARTER
FINANCIAL RESULTS

•	Revenues of $59.2 million, compared to $59.7 million in the prior quarter

•	GAAP net income of $5.0 million, or $0.09 per diluted share compared to a net income of $5.2 million, or $0.09 per diluted share in the prior quarter

•	Non-GAAP net income of $6.2 million, or $0.10 per diluted share compared to a net income of $6.3 million, or $0.11 per diluted share in the prior quarter

•	Gross margin of 52.5%, compared to 52.0% in the prior quarter

•	Second quarter book to bill over 1:1

•	Re-purchased 469,000 shares of Micrel common stock for a total of $4.7 million

•	Board of Directors approved an 18 percent increase in the quarterly dividend to $0.05 per share from $0.0425 per share payable on August 28, 2013 to shareholders of record as of August 14, 2013
San Jose, CA, July 25, 2013 - Micrel, Incorporated (Nasdaq NM: MCRL), a leading global manufacturer of IC solutions for the worldwide high performance linear and power, LAN and timing and communications markets, today announced financial results for the second quarter ended June 30, 2013.
Second quarter revenues totaled $59.2 million, a decrease of $0.6 million, or 0.9%, from $59.7 million in the first quarter of 2013. Micrel experienced strength in most of its end markets except for its mobile handset market which was down 18.2% compared to the prior quarter. Compared to the same period last year, second quarter 2013 revenues were lower by $4.5 million, or 7.1%.
Second quarter 2013 GAAP net income of $5.0 million, or $0.09 per diluted share, compares to first quarter 2013 GAAP net income of $5.2 million, or $0.09 per diluted share, and GAAP net income of $6.0 million, or $0.10 per diluted share in the same period in 2012. Second quarter 2013 non-GAAP net income of $6.2 million, or $0.10 per diluted share, compares to first quarter 2013 non-GAAP net income of $6.3 million, or $0.11 per diluted share, and non-GAAP net income of $7.3 million, or $0.12 per diluted share in the same period of 2012. A reconciliation of the GAAP net income to non-GAAP net income is provided in the financial tables at the end of this press release. Non-GAAP results exclude the impact of stock-based compensation expense with the related tax effects.

Micrel Reports 2013 Second Quarter Financial Results
July 25, 2013

Commenting on the second quarter 2013 results, Micrel's President and CEO Ray Zinn said, “Revenues of $59.2 million during the quarter benefited from higher sales of Micrel's products to the communications, computing, consumer and industrial end markets but this strength was offset by lower than anticipated sales to the Company's largest mobile handset customer. Operationally, second quarter gross margin improved sequentially to 52.5% from 52.0% primarily due to a product mix favoring a greater percentage of higher margin communications, computing and industrial products. Despite the continued economic uncertainty facing our industry, I am encouraged by the sustained strength of our bookings, which have yielded a book-to-bill ratio above one for the second quarter and on a year-to-date basis. In addition, we remain focused on increasing shareholder value through our stock repurchase program and quarterly dividend payments. Just this past quarter, Micrel spent $4.7 million to repurchase nearly 469,000 shares of common stock, and we also increased our quarterly dividend 18% to $0.05 per common share to shareholders of record as of August 14, 2013.”
Outlook
Mr. Zinn continued, “We continue to be optimistic about Micrel's future. While the overall semiconductor industry appears to be showing signs of improvement thus far in the third quarter, it now appears that the recovery will not initially be as robust as we originally thought primarily due to continued weakness in the world economies and, in particular, the U.S. economy. Although we are experiencing strength in the automotive and industrial markets, slowing demand in the mobile phone market, and in particular for smartphones, is impacting growth for the industry as a whole. However, we are encouraged with the improved booking levels we are getting from our largest mobile customer for the third quarter.”
“Based upon current inventory levels and demand estimates, Micrel projects third quarter 2013 revenue growth will be in the range of flat to plus 5% on a sequential basis.  Gross profit margin is expected to be approximately 52.0%.  In addition, the Company estimates that third quarter 2013 GAAP net income will be approximately $0.07 to $0.09 per diluted share. Design win momentum continues to improve and we are releasing exciting new products which give us confidence the Company will be able to grow going forward,” Mr. Zinn concluded.

Micrel Reports 2013 Second Quarter Financial Results
July 25, 2013

Dividend
The Company announced today that Micrel's Board of Directors has authorized an increase in the quarterly cash dividend to $0.05 per share of common stock. The payment of this dividend will be made on August 28, 2013, to shareholders of record as of August 14, 2013.
Conference Call
The Company will host a conference call today, July 25, 2013, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). President and Chief Executive Officer, Raymond Zinn, and Chief Financial Officer, Ray Wallin, will present an overview of the 2013 second quarter financial results, discuss current business conditions, and then respond to questions.
The call is available, live, to any interested party, on a listen-only basis, by dialing (855) 410-0553 and entering the participant code 129262 followed by the # key. For international callers, please dial (646) 583-7389 and enter the participant code 129262 followed by the # key. A live webcast will also be available at the 'Investors' section of Micrel's website at: www.micrel.com. An audio replay of the conference call will be available for all interested parties through August 1, 2013, by dialing (877) 764-8714 or (646) 583-7395 and entering the participant code 338622 followed by the # key. The webcast replay will also be available on the Company's website.

Micrel Reports 2013 Second Quarter Financial Results
July 25, 2013

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the following topics: our expectations regarding future financial results, including revenues, customer demand and inventories, order lead times, backlog, turns-fill requirements, net income, earnings per share, gross margin, average selling prices, the effect of cost-control efforts, supply chain constraints, channel inventory levels and trends, capacity utilization, development of new products, design wins and customer order patterns, and the nature and extent of macro-economic and industry trends. Forward-looking statements are subject to certain risks and uncertainties that could cause the actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for our products; customer decisions to cancel, rescheduling, or delayed orders for our products; the effect that lead times and channel inventories have on the demand for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computing, wireless, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for the Company's products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company's financial statements and forecasts; the global economic situation; the ability of the Company's vendors and subcontractors to supply or manufacture the Company's products in a timely manner; the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel's common stock and other market conditions; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company from time to time; Micrel's operating cash flow, and economic and industry projections. For further discussion of these risks and uncertainties, please refer to the documents the Company files with the SEC from time to time, including the Company's Annual Report on Form 10-K for the year ended December 31, 2012. All forward-looking statements are made as of today, and the Company disclaims any duty to update such statements.

Micrel Reports 2013 Second Quarter Financial Results
July 25, 2013

Non-GAAP Reporting
The Company presents non-GAAP financial measures only because investors and financial analysts use non-GAAP results in their analysis of historical results and projections of the Company's future operating results. The Company's management uses non-GAAP measures on a limited basis, primarily for employee performance-based compensation. In order to facilitate the computation of non-GAAP results for the financial analyst community and investors, the Company makes reference to non-GAAP net income and earnings per share. These non-GAAP results exclude the impact of stock-based compensation expense with related taxes. Micrel references those results to allow a better comparison of results in the current period to those in prior periods and to provide insight to the Company's on-going operating performance after exclusion of these items. The Company has reconciled such non-GAAP results to the most directly comparable GAAP financial measures in the financial tables at the end of this press release.
Reference to these non-GAAP results should be considered in addition to results that are prepared under current accounting standards, but should not be considered a substitute for results that are presented in accordance with GAAP. It should also be noted that Micrel's non-GAAP information may be different from the non-GAAP information provided by other companies.
About Micrel
Micrel, Inc. is a leading global manufacturer of IC solutions for the worldwide high performance linear and power, LAN and timing and communications markets. The Company's products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computing products. Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA, with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia. In addition, the Company maintains an extensive network of distributors and reps worldwide.
For further information, contact Ray Wallin at: Micrel, Incorporated, 2180 Fortune Drive, San Jose, California 95131, (408) 944-0800; or visit the Micrel website at: www.micrel.com.
-Financial Tables to Follow-

Micrel Reports 2013 Second Quarter Financial Results
July 25, 2013

MICREL, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,
	2013	2012	2013	2013	2012
Net revenues	$59,171	$63,699	$59,733	$118,904	$124,850
Cost of revenues*	28,089	28,565	28,653	56,742	56,540
Gross profit	31,082	35,134	31,080	62,162	68,310
Operating expenses:
Research and development*	13,501	13,920	13,771	27,272	27,244
Selling, general and administrative*	11,433	12,179	11,861	23,294	23,339
Total operating expenses	24,934	26,099	25,632	50,566	50,583
Income from operations	6,148	9,035	5,448	11,596	17,727
Interest and other income (expense):
Interest income	126	187	126	252	388
Interest expense	—	(42)	—	—	(47)
Other income (expense)	(52)	(123)	(91)	(143)	(123)
Interest and other income (expense), net	74	22	35	109	218
Income before income taxes and noncontrolling interest	6,222	9,057	5,483	11,705	17,945
Provision for income taxes	1,187	3,026	238	1,425	6,007
Net income	5,035	6,031	5,245	10,280	11,938
Less: Net income attributable to noncontrolling interest	—	(4)	—	—	(4)
Net income attributable to Micrel, Incorporated	$5,035	$6,027	$5,245	$10,280	$11,934

Net income per share attributable to Micrel, Incorporated:
Basic	$0.09	$0.10	$0.09	$0.18	$0.20
Diluted	$0.09	$0.10	$0.09	$0.17	$0.19

Shares used in computing per share amounts:
Basic	58,303	60,217	58,270	58,287	60,533
Diluted	59,007	60,837	59,030	59,021	61,219

* Includes amortization of stock-based
compensation as follows:
Cost of revenues	$270	$282	$244	$514	$566
Research and development	652	812	652	1,304	1,557
Selling, general and administrative	772	815	723	1,495	1,568

Micrel Reports 2013 Second Quarter Financial Results
July 25, 2013

MICREL, INCORPORATED
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,
	2013	2012	2013	2013	2012

GAAP net income attributable to Micrel, Incorporated	$5,035	$6,027	$5,245	$10,280	$11,934
Adjustments -
Stock-based compensation included in:
Cost of revenues	270	282	244	514	566
Research and development	652	812	652	1,304	1,557
Selling, general and administrative	772	815	723	1,495	1,568
Tax effect of adjustments to GAAP income	(552)	(679)	(550)	(1,102)	(1,305)
Total adjustments to GAAP net income	1,142	1,230	1,069	2,211	2,386
Non-GAAP net income attributable to Micrel, Incorporated*	$6,177	$7,257	$6,314	$12,491	$14,320

Shares used in computing non-GAAP income per share attributable to Micrel, Incorporated:
Basic	58,303	60,217	58,270	58,287	60,533
Diluted	59,007	61,142	59,030	59,021	61,514

GAAP net income per share - basic	$0.09	$0.10	$0.09	$0.18	$0.20
Total adjustments to GAAP net income	0.02	0.02	0.02	0.03	0.04
Non-GAAP net income per share - basic	$0.11	$0.12	$0.11	$0.21	$0.24

GAAP net income per share - diluted	$0.09	$0.10	$0.09	$0.17	$0.19
Total adjustments to GAAP net income	0.01	0.02	0.02	0.04	0.04
Non-GAAP net income per share - diluted	$0.10	$0.12	$0.11	$0.21	$0.23

* Non-GAAP results were reached by excluding the stock-based compensation expense with related income tax effects. Non-GAAP results are presented to supplement our GAAP consolidated financial statements to allow a better comparison of results in the current period to those in prior periods and to provide meaningful insight to the Company's on-going operating performance after exclusion of these items.

Micrel Reports 2013 Second Quarter Financial Results
July 25, 2013

MICREL, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2013	2012
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$104,917	$103,630
Restricted cash	126	291
Accounts receivable, net	35,535	27,683
Inventories	43,215	42,256
Income taxes receivable	2,253	4,090
Other current assets	2,201	2,355
Deferred income taxes	21,751	19,811
Total current assets	209,998	200,116

LONG-TERM INVESTMENTS	4,216	4,159
PROPERTY, PLANT AND EQUIPMENT, NET	57,946	60,692
DEFERRED INCOME TAXES	659	16
GOODWILL	6,076	6,076
INTANGIBLE ASSETS, NET	8,779	7,906
OTHER ASSETS	1,492	2,489
TOTAL	$289,166	$281,454

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$13,574	$21,936
Deferred income on shipments to distributors	31,980	25,768
Other current liabilities	9,665	8,833
Total current liabilities	55,219	56,537

LONG-TERM INCOME TAXES PAYABLE	3,425	2,759
LONG-TERM DEFFERRED INCOME TAXES	792	1,054
OTHER LONG-TERM LIABILITIES	54	—

SHAREHOLDERS' EQUITY:
TOTAL SHAREHOLDERS' EQUITY	229,676	221,104
TOTAL	$289,166	$281,454